EXHIBIT 23.2






            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Directors
IntegraMed America, Inc.



We consent to the incorporation by reference use in the Form 10-K for the year ended December 31, 2007, the registration statements (Nos. 333-77312, 333-64332, 333-37578, 333-68223, and 333-39963) on Form S-8 of IntegraMed America, Inc. of our report dated March 14, 2008, with respect to the consolidated balance sheet of IntegraMed America, Inc. as of December 31, 2007, relating to the consolidated financial statements, management's assessment of the effectiveness of internal controls over financial reporting and the effectiveness of internal controls over financial reporting, which appear in this Form 10-K.


/s/Amper, Politziner & Mattia, P.C.

Edison, New Jersey
March 14, 2008